Exhibit 5.01

February 5, 2015

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Ladies and Gentlemen:

I am an Assistant General Counsel—Capital Markets of Citigroup Inc., a Delaware corporation (the “Company”). I refer to the offering of $2,000,000,000 1.800% Notes due February 5, 2018 of the Company (the “Securities”) pursuant to the Registration Statement on Form S-3 (No. 333-192302) (the “Registration Statement”) and the prospectus dated November 13, 2013, as supplemented by the prospectus supplement dated January 29, 2015 (together, the “Prospectus”). The Securities were issued pursuant to the senior debt indenture dated as of November 13, 2013, as amended (the “Indenture”), between the Company and The Bank of New York Mellon (the “Trustee”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for the purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of the Company), the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the original of such copies.

Upon the basis of the foregoing, I am of the opinion that the Securities have been validly authorized and are validly issued and outstanding obligations of the Company enforceable in accordance with their terms and entitled to the benefits of the Indenture (subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally and to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law).

My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution).

I consent to the filing of this opinion as Exhibit 5.01 to the Company’s Current Report on Form 8-K dated February 5, 2015 and to the reference to my name in the Prospectus under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

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Citigroup Inc.

Very truly yours,

/s/ Barbara Politi
Name:	Barbara Politi
Title:	Assistant General Counsel—Capital Markets
Date:	February 5, 2015